SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
Form 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 1, 2008
PSB GROUP, INC.
(Exact name of registrant as specified in its charter)

Michigan (State or other jurisdiction of incorporation)	000-50301 (Commission File No.)	42-1591104 (IRS Employer Identification No.)
1800 East Twelve Mile Road, Madison Heights, Michigan 48071
(Address of principal executive offices)(Zip Code)
Registrant’s telephone number, including area code: (248) 548-2900
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01	OTHER EVENTS
     In connection with certain capital raising initiatives by PSB Group, Inc. (the “Company”), the Company is making the following disclosures related to its first quarter 2008 developments:
First Quarter 2008 Developments
•	In the lending area, the Company took the following actions during the first quarter of 2008:
—	It added $1,920,950 to its non-accrual loan totals. This compares to $5,285,088, $11,743,337 and $3,644,614 added in second, third and fourth quarters of 2007, respectively.
—	It instituted a loan quality review process. The Company expects this review process to serve to better address loans where management has uncovered potential problems including remediation plans and timelines.
—	Two loans were added to the watch list. As of March 31, 2008, they totaled approximately $6 million in outstanding balances.
—	Residential real estate loans continued to be amortized down thereby reducing total exposure to this type of credit facility.
•	During the first quarter of 2008, the Company restructured its securities portfolio thereby improving profitability and reducing requirements for risk based capital.
•	The Company also made changes in its retail operations during the first quarter of 2008:
—	It outsourced its commercial courier service to allow for ongoing cost savings and the ability to better offer the service to a wider group of clients.
—	It finalized an agreement to sell its credit card portfolio and begin offering cards via a third party. The portfolio was sold at a gain and the new arrangement will allow for the offering of Bank branded credit cards through the new third party provider.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PSB GROUP, INC.
Dated: April 1, 2008	By:	/s/Michael J. Tierney
Michael J. Tierney
President and Chief Executive Officer